New Dragon Asia Corp. Announces Strong 2005 Fiscal Year and Fourth Quarter Results

2005 Top-Line Growth of 12.6% Drives 8.9% Rise in Income from Operations and
21.1% Increase in Adjusted Net Income

SHENZHEN, China, March 21, 2006 - New Dragon Asia Corp. (AMEX: NWD), one of China’s leading producers of instant noodles, flour-related products and soybean powder, today announced its financial results for the full year and fourth quarter of fiscal 2005.

Fiscal 2005 highlights

Net revenue for the fiscal year ended December 25, 2005 was $44.2 million, a 12.6% increase compared to $39.2 million for the prior fiscal year. This performance resulted from strategic initiatives to drive growth and strong demand for NWD’s products as a result of rising trends in China towards consuming high quality food. The acquisition of NWD’s soybean operation and commencement of soybean powder sales to industrial customers also made an initial contribution to growth. Revenue from noodle exports continued to increase in Asia.

Income from operations increased 8.9% from $4.5 million in the 2004 fiscal year to $5.0 million in the 2005 fiscal year. Gross profit and income from operations as a percentage of revenue remained stable at 18% and 11%, respectively, as a result of efficient monitoring of the production process and quick response to changes in customer’s tastes and preferences.

Net income for the year ended December 25, 2005 was $4.0 million or $0.09 per share, compared to $4.6 million or $0.10 per share for the year ended December 25, 2004. The decrease is due primarily to a $1.6 million primarily non-cash charge arising from the amortization of the fair value of warrants and beneficial conversion feature and issuance costs relating to preferred stock issuances during the 2005 fiscal year. Excluding this charge, net income for the 2005 fiscal year would have been $5.6 million or $0.12 per share, an increase of 20.0% compared to the 2004 fiscal year.

Li Xia Wang, Chief Executive Officer of New Dragon Asia Corp., said, “We are pleased with the progress we made in the 2005 fiscal year. We delivered double-digit increases in revenue and operating income as a result of strategic initiatives to leverage our brands and distribution power while penetrating new geographic regions and lowering our cost base. Our business continues to benefit from positive high quality food consumption trends in our key target markets. We are also gaining traction in our strategy to acquire quality domestic state-owned food industry assets offering synergistic potential, with two acquisitions completed in the second half of 2005 and one so far this year. We will continue to assess strategic opportunities in the coming quarters as we focus on disciplined execution of our growth and efficiency initiatives.”

Fourth quarter 2005 highlights

For the fourth quarter of fiscal 2005, NWD reported net sales of $15.3 million, a 14.2% increase compared to the same period of fiscal 2004. Gross profit increased 18.3% to $3.0 million in the fourth quarter of 2005 compared to the same period of 2004. Net income was $0.4 million or $0.01 per share in the fourth quarter of 2005 compared to $2.6 million or $0.06 per share in the same period of 2004. Net income, excluding the primarily non-cash charge arising from the amortization of the fair value of warrants and beneficial conversion feature and issuance costs relating to the preferred stock issuances in 2005, would have been $1.8 million in the fourth quarter or $0.04 per share, a 28.5% decrease compared to the fourth quarter of 2004. This decrease was primarily due to a smaller tax refund being received in the fourth quarter of 2005 compared to the corresponding period of 2004.

Financial position

At December 25, 2005, the Company had cash and cash equivalents of $14.3 million compared to $0.2 million as of December 25, 2004. Total assets were $59.1 million at the end of 2005 compared to $34.2 million at the end of 2004, while total stockholders’ equity rose to $46.5 million at the end of 2005 compared to $26.8 million at the end of 2004.

Derivation of Adjusted Net Income (in thousands)
2005

Net Income	$3,995
Add: Amortization of the fair value of warrants, beneficial conversion feature and preferred stock issuance costs	1,630
Adjusted net income	$5,625

New Dragon Asia Corp., a Florida corporation (AMEX: NWD) is headquartered in Shandong Province, China and is engaged in the milling, sale and distribution of flour and related products, including instant noodles and soybean-derived products, to retail and commercial customers. As the fourth largest instant noodle manufacturer in China, New Dragon Asia markets its well-established Long Feng brand through a network of more than 200 key distributors and 16 regional offices in 27 Chinese provinces with an aggregate production capacity of approximately 195,000 tons of flour and more than 1.1 billion packages of instant noodles per year. Instant noodles are also exported to a growing number of countries. For more information, visit the Company’s website at www.newdragonasia.com.

To supplement New Dragon Asia Corp.’s consolidated financial statements presented in accordance with GAAP, New Dragon Asia discusses its results in terms of financial measures that may be deemed to be “non-GAAP financial measures” under the rules and regulations of the Securities and Exchange Commission. New Dragon Asia’s management believes that these measures provide meaningful information regarding the company’s performance and liquidity by excluding certain expenses that may not be indicative of its core operating results and facilitate comparisons to its historical operations and competitors’ operating results. To the extent such measures are not readily reconcilable to the comparable GAAP financial measures contained in its consolidated financial statements, New Dragon Asia provides detailed reconciliations that permit investors to determine how such non-GAAP financial measures have been derived.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations or beliefs, including, but not limited to, its success with acquisitions, anticipated synergies, and overseas expansion. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others, the impact of competitive products and pricing; changes in consumer preferences and tastes or perceptions of health-related issues; effectiveness of advertising or market-spending programs; changes in laws and regulations; fluctuations in costs of production, foreign exchange and interest rates; and other factors as may be discussed in the Company's reports as periodically filed with the Securities and Exchange Commission.

NEW DRAGON ASIA CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)

	December 25,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$14,332	$219
Accounts receivable, net	6,515	6,414
Deposits and prepayments, net	4,970	2,520
Inventories, net	7,630	3,990
Due from related companies	679	1,183
Total current assets	34,126	14,326

Deposit for property, machinery and equipment	1,000	--
Property, machinery and equipment, net	18,315	16,098
Land use rights, net	3,980	3,822
Deferred financing costs, net	1,713	--
Total assets	$59,134	$34,246

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$2,696	$2,696
Other payables and accruals	2,298	1,898
Taxes payable	1,854	1,491
Due to related companies	598	831
Total current liabilities	7,446	6,916

Due to New Dragon Asia Food Limited	137	303
Due to joint venture partners	54	110
Mandatorily redeemable convertible preferred stock, net of discount of $8,655	4,945	--
Total liabilities	12,582	7,329
Minority interests	91	82

Commitments
Stockholders' equity:
Preferred Stock, $0.0001 par value: Authorized shares - 5,000,000 - none issued and outstanding	--	--
Class A Common Stock, $0.0001 par value: Authorized shares - 102,000,000 Issued and outstanding - 49,322,291 in 2005 and 45,061,242 in 2004	5	4
Class B Common Stock, $0.0001 par value: Authorized shares - 2,000,000 - none issued and outstanding	--	--
Additional paid-in capital	24,790	9,909
Receivable from stockholder	(49)	--
Retained earnings	20,917	16,922
Accumulated other comprehensive income	798	--
Total stockholders’ equity	46,461	26,835
Total liabilities and stockholders' equity	$59,134	$34,246

NEW DRAGON ASIA CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	For the years ended December 25,
	2005	2004	2003

Net revenue	$44,180	$39,221	$30,773
Cost of goods sold	(36,151)	(31,887)	(24,852)
Gross profit	8,029	7,334	5,921
Operating expenses:
Selling and distribution expenses	(721)	(1,178)	(1,330)
General and administrative expenses	(2,358)	(1,611)	(2,398)
Income from operations	4,950	4,545	2,193
Other income (expense):
Interest expense	(1,814)	(72)	(249)
Other income (expense)	186	(54)	-
Interest income	8	3	4
VAT refund	2,158	1,478	1,226
Income before income taxes and minority interests	5,488	5,900	3,174
Provision for income taxes	(1,487)	(1,296)	(447)
Income before minority interests	4,001	4,604	2,727
Minority interests	(6)	41	--
Net income	$3,995	$4,645	$2,727

Earnings per common share:
Basic	$0.09	$0.10	$0.06
Diluted	$0.08	$0.10	$0.06
Weighted average number of common shares outstanding:
Basic	46,125	45,061	42,108
Diluted	49,860	45,061	42,108